UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): September 12, 2022
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SHAPEWAYS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-39092 (Commission File Number)	87-2876494 (I.R.S. Employer Identification Number)

30-02 48th Avenue Long Island City, NY		11101
(Address of principal executive offices)		(Zip Code)

(646) 979-9885
(Registrant's telephone number, including area code)
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.0001	SHPW	New York Stock Exchange
Warrants, each warrant exercisable for one share of Common Stock for $11.50 per share	SHPW WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

On September 16, 2022, Shapeways Holdings, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to disclose the departure of Jennifer Walsh as chief financial officer and principal accounting officer of the Company and the appointment of Alberto Recchi as chief financial officer and principal accounting officer of the Company.

This Current Report on Form 8-K/A amends Item 5.02 of the Original Report to add the information described herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Original Report, on September 12, 2022, the Company and Jennifer Walsh mutually agreed that she would depart her positions of chief financial officer and principal accounting officer at the Company, effective October 1, 2022. On October 12, 2022 (the “Execution Date), Ms. Walsh and the Company entered into a separation agreement, which includes a general release and waiver of claims against the Company and the Company’s released parties (the “Separation Agreement”), which, unless revoked, will become effective on October 20, 2022 (the “Effective Date”). Pursuant to the Separation Agreement, Ms. Walsh’s employment with the Company in a non-executive capacity will continue until December 31, 2022, or an earlier date determined by the Company or Ms. Walsh with 30 days’ written notice (the actual date of separation from employment, the “Separation Date”). In consideration for Ms. Walsh’s execution of the Separation Agreement and certain obligations as set forth therein, including Ms. Walsh’s execution and non-revocation of a second general release and waiver of claims against the Company and the Company’s released parties attached to the Separation Agreement (the “Second Release”), the Company agreed to grant certain benefits to which Ms. Walsh would not be otherwise entitled, as described below. These benefits supersede any severance benefits Ms. Walsh to which was entitled pursuant to the employment agreement dated July 19, 2021, between the Company and Ms. Walsh.

In exchange for the promises in the Separation Agreement and Second Release, the Company will pay Ms. Walsh a total gross amount of $178,750, less lawful deductions. This amount is equal to six months of her current base salary as follows: (i) Ms. Walsh will receive a gross amount of $13,750, less lawful deductions, which is equal to two weeks of Ms. Walsh’s current base salary, following her execution and non-revocation of the Separation Agreement and (ii) Ms. Walsh will receive a gross amount of $165,000, less lawful deductions, which is equal to the remainder of the six-month monetary payment following her execution and non-revocation of the Second Release.

In addition, and in consideration of and contingent upon Ms. Walsh’s execution and non-revocation of the Second Release, the Company will (i) pay the actual 2022 bonus, if any, Ms. Walsh would have earned pursuant to the terms of the Company’s annual incentive bonus plan for 2022, had Ms. Walsh’s separation from employment not occurred, (ii) provide Ms. Walsh with subsidized health coverage for up to six months following the Separation Date, (iii) accelerate the vesting of 36,471 of the 145,883 shares underlying restricted stock units granted to Ms. Walsh on March 28, 2022 (the “Accelerated Incentive Grant RSUs”), and (iv) extend the post-termination exercise period of the 743,454 unexercised shares underlying fully vested stock options (the “Options”) held by Ms. Walsh until the date that is twelve months after the Separation Date, unless terminated earlier according to the applicable stock option agreement or the Shapeways, Inc. 2010 Stock Plan. As of the Separation Date, any of Ms. Walsh’s restricted stock units other than the Accelerated Incentive Grant RSUs that are unvested and remain subject to a service-based vesting requirement will be forfeited.

The description of the terms and conditions of the Separation Agreement and the Second Release are qualified in their entirety by reference to the agreements, which are filed as Exhibit 10.1 to this Current Report on Form 8-K/A.
Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement dated as of October 12, 2022 between Shapeways Holdings, Inc. and Jennifer Walsh
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shapeways Holdings Inc.

Dated: October 13, 2022	By:	/s/ Greg Kress
	Name:	Greg Kress
	Title:	Chief Executive Officer